                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)
                             FIBREBOARD CORPORATION
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    315712109
                                 (CUSIP Number)

                             Stephen M. Davis, Esq.
                               Werbel & Carnelutti
                           A Professional Corporation

           711 Fifth Avenue, New York, New York 10022, (212) 832-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  May 27, 1997
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   Page 1 of 9
98823

                                 SCHEDULE 13D

-------------------                                         ------------------
CUSIP No. 315712109                                         Page 2 of 9 Pages
-------------------                                         ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
     The SC Fundamental Value Fund, L.P.
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     Not Applicable.
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
     438,505
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     438,505
------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     438,505
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.2%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                    ------------------
CUSIP No. 315712109                                    Page 3 of 9 Pages
-------------------                                    ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
     SC Fundamental Value BVI, Inc.
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [x]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     Not Applicable.
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
     138,230
------------------------------------------------------------------------------
8  SHARED VOTING POWER
          0
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     138,230
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     138,230
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.6%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                    ------------------
CUSIP No. 315712109                                    Page 4 of 9 Pages
-------------------                                    ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
     SC Fundamental Inc.
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [x]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     Not Applicable.
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
     438,505
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     438,505
------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     438,505
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     5.2%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                    ------------------
CUSIP No. 315712109                                    Page 5 of 9 Pages
-------------------                                    ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
     Gary N. Siegler
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [x]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     Not Applicable.
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
     576,735
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     576,735
------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     576,735
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     6.8%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------                                    ------------------
CUSIP No. 315712109                                    Page 6 of 9 Pages
-------------------                                    ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
     Peter M. Collery
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [x]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     Not Applicable.
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
     576,735
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     576,735
------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     576,735
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     6.8%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                                  Page 7 of 9 Pages

                                AMENDMENT NO. 2
                                      TO
                                 SCHEDULE 13D


Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on May 22, 1997, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon the number of Shares that were reported to be outstanding in the Issuer's Form 10-Q dated March 18, 1997).

==============================================================================
        Name             Shares of Common Stock             Percentage
------------------------------------------------------------------------------
SC Fundamental Inc.         438,505                              5.2%
------------------------------------------------------------------------------
The SC Fundamental
Value Fund, L.P.            438,505                              5.2%
------------------------------------------------------------------------------
SC Fundamental Value
BVI, Inc.                   138,230                              1.6%
------------------------------------------------------------------------------
Gary N. Siegler             576,735                              6.8%
------------------------------------------------------------------------------
Peter M. Collery            576,735                              6.8%
==============================================================================
FN

                                                  Page 8 of 9 Pages


       (c) The following table sets forth the transactions effected by each of the Reporting Persons listed in Item 5(a) during the past sixty days. Each of the transactions set forth below reflects a sale effected on the American Stock Exchange.


==============================================================================
                                       BVI, Inc.
              Price Per                on behalf
Trade Date    Share ($)      Fund      of BVI Ltd.    Siegler    Collery
-----------------------------------------------------------------------------
05/01/97        36.750       3,200*       3,200*         0          0
------------------------------------------------------------------------------
05/12/97        43.087      72,240**     32,760**        0          0
------------------------------------------------------------------------------
05/14/97        44.500      22,095**     10,005**        0          0
------------------------------------------------------------------------------
05/15/97        44.500      34,400**     15,600**        0          0
------------------------------------------------------------------------------
05/20/97        46.633      17,130**      7,770**        0          0
------------------------------------------------------------------------------
05/21/97        45.069       4,745        2,155          0          0
-----------------------------------------------------------------------------
05/21/97        45.000      29,650**     13,450**        0          0
------------------------------------------------------------------------------
05/22/97        45.004      34,400**     15,600**        0          0
-----------------------------------------------------------------------------

----------

* Reflects a re-allocation of shares between affiliates.
** Reflects a Short Sale.


       In connection with Reporting Persons' Amendment No. 2, transactions which were denoted as sales should have been denoted as short sales. Therefore, the Reporting Persons are filing this Amendment No. 3 in order to correct such disclosure. In addition, such Reporting Persons did not cease to be beneficial owners of 5% of Issuers Common Stock as was reported in such Amendment No.2.

                                                      Page 9 of 9 Pages

       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  June 24, 1997


SC FUNDAMENTAL INC.

  By:
-----------------------------
       Neil H. Koffler as Attorney-
       in-Fact for Peter M. Collery
       Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.

  By:  SC FUNDAMENTAL INC.

  By:
-----------------------------
       Neil H. Koffler as Attorney-
       in-Fact for Peter M. Collery
       Vice President*

SC FUNDAMENTAL VALUE BVI, INC.

  By:
-----------------------------
       Neil H. Koffler as Attorney-
       in-Fact for Peter M. Collery
       Vice President*


-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Gary N. Siegler*


-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery*


* Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney appointing Neil H. Koffler as Attorney-in-Fact were filed by the Reporting Persons as Exhibit A to Amendment No. 5 of Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.

                                                      Page 9 of 9 Pages

       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  June 24, 1997

SC FUNDAMENTAL INC.

  By:  /s/ Neil H. Koffler
-----------------------------
       Neil H. Koffler as Attorney-
       in-Fact for Peter M. Collery
       Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.

  By:  SC FUNDAMENTAL INC.

  By:  /s/ Neil H. Koffler
-----------------------------
       Neil H. Koffler as Attorney-
       in-Fact for Peter M. Collery
       Vice President*

SC FUNDAMENTAL VALUE BVI, INC.

  By:  /s/ Neil H. Koffler
------------------------------
       Neil H. Koffler as Attorney-
       in-Fact for Peter M. Collery
       Vice President*

/s/ Neil H. Koffler
------------------------------
Neil H. Koffler as Attorney-
in-Fact for Gary N. Siegler*

/s/ Neil H. Koffler
------------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery*


* Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney appointing Neil H. Koffler as Attorney-in-Fact were filed by the Reporting Persons as Exhibit A to Amendment No. 5 of Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.
98823